CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 28, 2018, relating to the financial statements and financial highlights of Clough Global Opportunities Fund for the year ended October 31, 2018, and to the references to our firm under the headings “Financial Statements” and “Independent Registered Public Accounting Firm” in the Prospectus and “Oversight of Risk Management” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

July 3, 2019